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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-32755) and related prospectus supplement dated March 17, 1998 of Weeks Realty, L.P. for the registration of 6.875% Notes due March 15, 2005 with an aggregate principal amount of $100,000,000 and to the incorporation by reference therein of our report dated September 27, 1996, with respect to the combined financial statements of NWI Warehouse Group as of December 31, 1995 and 1994 and for each of the years then ended included in the Form 8-K/A of Weeks Corporation dated November 1, 1996, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP
                                        ----------------------
                                        ERNST & YOUNG LLP


Atlanta, Georgia
March 17, 1998